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                                                                   Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Mediacom Communication Corporation and coregistrants of our report dated June 21, 2001, except for the first paragraph of Note 1, as to which the date is July 18, 2001, relating to the combined financial statements and financial statement schedule of Mediacom Systems as of December 31, 2000 and 1999 and for the year ended December 31, 2000, the period March 1, 1999 to December 31, 1999, the period January 1, 1999 to February 28, 1999 and the year ended December 31, 1998, which appear in the Definitive Prospectus of Mediacom Broadband LLC and Mediacom Broadband Corporation dated November 7, 2001. We also consent to the references to us under the headings "Experts" in such S-3 Registration Statement.

/s/  PricewaterhouseCoopers LLP
Denver, Colorado
February 1, 2002